Exhibit 99.1

Sunrise Real Estate Group, Inc. Announces New Chairman; Cash Divided

SHANGHAI, China – (PR NEWSWIRE), November 2, 2018

Sunrise Real Estate Group Inc. (OTCQB: SRRE) (“the Company”) announced today that it appointed Mr. Lin Hsin Hung to be the Chairman of the Board of Directors of the Company to replace Mr. Lin Chi Jung, who had resigned as Chairman of the Board of Directors. Mr. Lin Chi Jung shall remain as a Director of the Company.

The Company also announced that its Board of Directors declared a cash dividend of $0.10 per share payable January 28, 2019 to shareholders of record as of December 28, 2018. The ex-dividend date will be December 26, 2018.

About Sunrise Real Estate Group, Inc.,

Sunrise Real Estate is a real estate development company based in Shanghai, China. The Company mainly focuses on residential real estate developments.

Contact:

Investor Relations

IR@sunrise-sh.net